                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Reading Entertainment, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                          READING ENTERTAINMENT, INC.
                                 ____________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 15, 1998
                                 ____________



To the Stockholders of Reading Entertainment, Inc.:

     The Annual Meeting of Stockholders of Reading Entertainment, Inc. (the "Company") will be held on Tuesday, December 15, 1998 at 10:00 a.m., prevailing time, at the Regal Biltmore Hotel, 506 South Grand Avenue, Los Angeles, California for the following purposes:

     1. To elect six directors to serve until the expiration of their terms and until their successors are duly elected.

     2. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

     A complete list of stockholders entitled to vote at the Annual Meeting will be available at the offices of Citadel Holding Corporation, 550 South Hope Street, Suite 1825, Los Angeles, California, for examination by any stockholder, during ordinary business hours, for a period of not less than ten days prior to the Annual Meeting.

     The Board of Directors has fixed the close of business on November 20, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     A copy of the Company's Annual Report for the year ended December 31, 1997 and a quarterly report for the three and nine month periods ending September 30, 1998 are enclosed.

     Whether or not you expect to attend the Annual Meeting in person, please fill in, sign and return the enclosed form of proxy in the envelope provided.



                              By Order of the Board of Directors,


                              Robert F. Smerling, President

Dated: November 24, 1998

                          READING ENTERTAINMENT, INC.
                             One Penn Square West
                      30 South 15/th/ Street, Suite 1300
                       Philadelphia, Pennsylvania  19102
                                 215-569-3344
                                 ____________

                                PROXY STATEMENT
                                 ____________

                                 INTRODUCTION

     This Proxy Statement is furnished to the stockholders of Reading Entertainment, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of stockholders (the "Annual Meeting") of the Company to be held on Tuesday, December 15, 1998, at 10:00 a.m., prevailing time, and any adjournment or postponement thereof, at the Regal Biltmore Hotel, Los Angeles, California. A copy of the notice of meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement will commence on or about November 25, 1998.

                              VOTING AND PROXIES

     Only stockholders of record at the close of business on November 20, 1998, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting. On the record date, the Company had outstanding 7,449,364 shares of common stock ("Common Stock"), each of which is entitled to one vote, and 70,000 shares of Series A Voting Cumulative Convertible Preferred Stock (the "Series A Stock") and 550,000 shares of Series B Voting Cumulative Convertible Preferred Stock (the "Series B Stock" and, together with the Series A Stock, the "Convertible Preferred Stock"), each of which is entitled to 9.64 votes.

     Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any person giving a proxy has the right to revoke it at any time before is is exercised by (i) filing with the Corporate Secretary of the Company, prior to the commencement of the Annual Meeting, a duly executed instrument dated subsequent to such proxy revoking the same or a duly executed proxy bearing a later date or (ii) attending the Annual Meeting and voting in person.

     Directors of the Company will be elected by a plurality vote of the outstanding shares of Common Stock and Convertible Preferred Stock present and entitled to vote at the Annual Meeting. Management of the Company anticipates that Craig Corporation and its wholly-owned subsidiary Craig Management, Inc. (collectively "Craig"), which together own of record 5,165,516 shares of Common Stock and 550,000 shares of Series B Stock, will vote all of such shares in favor of the directors named herein, although Craig has not given the Company notice of its intentions. If all such shares are so voted, such directors will be elected.

     The presence, in person or by proxy, of the holders of shares of stock entitling them to cast a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be counted either for or against the proposal when determining whether a particular proposal has been approved.

                             ELECTION OF DIRECTORS


BENEFICIAL OWNERSHIP OF COMMON STOCK AND VOTING STOCK

     The following tables set forth certain information regarding the Common Stock and total voting stock (including the Series A Stock and the Series B Stock) of the Company owned on November 20, 1998 by (i) each person or group who is known by the Company to own beneficially more than 5% of any class of the Company's voting securities, (ii) each of the Company's directors and most highly compensated executive officers and (iii) all directors and officers of the Company as a group.

5% BENEFICIAL OWNERS

                                                  ---------------------------------------------------------
                                                             Convertible Preferred Stock
                           --------------------------------------------------------------------------------
                                 Common Stock              Series A                 Series B
------------------------------------------------------------------------------------------------------------------------
                                  Amount                     Amount                     Amount                Percent
                                and Nature                 and Nature                 and Nature                 of
                                    of         Percent         of         Percent        of         Percent    Voting
   Name and Address of          Beneficial       of        Beneficial        of       Beneficial       of       Stock
    Beneficial Owner            Ownership       Class       Ownership      Class       Ownership      Class      (1)
========================================================================================================================
Craig Corporation (2) (3)       5,165,516       69.34          0            0         550,000          100       77.96
550 South Hope Street
Los Angeles, CA 90071
------------------------------------------------------------------------------------------------------------------------
Citadel Holding Corporation         0             0         70,000         100           0              0         5.03
550 South Hope Street
Los Angeles, CA 90071
------------------------------------------------------------------------------------------------------------------------

SECURITY OWNERSHIP OF MANAGEMENT

                                                                 Amount and
                                                                  Nature of
                                                                 Beneficial             Percentage of          Percentage of
Name of Beneficial Owner                                          Ownership   (4)        Common Stock  (4)      Voting Stock  (1)
------------------------                                          ---------              ------------           ------------
James J. Cotter.....................................               298,732    (3)(5)             3.86                   2.18
Gregory R. Brundage.................................                 3,750    (6)                   0                      0
Edward L. Kane......................................                10,875    (7)                   *                      *
B. John Rochester...................................                     0                          0                      0
Robert F. Smerling..................................                 7,812    (8)                   *                      *
John W. Sullivan....................................               167,316    (9)                2.24                   1.25
S. Craig Tompkins...................................                 6,400    (3)(10)               *                      *
James A. Wunderle...................................                 4,250    (11)                  *                      *
All Directors and Officers As a Group (11 Persons)..               502,885    (12)               6.46                   3.65

*    Percentages of less than one percent have not been indicated.

   (1) Gives effect to the voting rights of 70,000 shares of Series A Stock, all of which are owned by a subsidiary of Citadel Holding Corporation (together with its subsidiaries "Citadel") and 550,000 shares of Series B Stock, all of which are owned by Craig. The holders of the Series A Stock and Series B. Stock are entitled to cast 9.64 votes per share, voting together with the holders of the Common Stock and the other series of Convertible Preferred Stock, on any matters presented to stockholders of the Company, except as required by law.

   (2) Includes amounts held by Craig Management, Inc., a wholly-owned subsidiary of Craig Corporation.

   (3) Share information is presented based upon a Form 4 filed with the SEC dated February 4, 1997. James J. Cotter is Chairman of the Board of the Company and Craig. S. Craig Tompkins is Vice Chairman of the Board of the Company and a director and President of Craig. James J. Cotter is also a principal shareholder of Craig. Messrs. Cotter and Tompkins disclaim beneficial ownership of the Company's shares held by Craig.

   (4) Includes outstanding shares of Common Stock and shares issuable within 60 days of November 20, 1998 upon the exercise of outstanding stock options.

   (5) Includes 6,000 shares held in a profit sharing plan. Includes 292,732 shares which may be acquired through the exercise of stock options.

   (6) Includes 3,750 shares which may be acquired through the exercise of stock options.

   (7) Includes 9,375 shares which may be acquired through the exercise of stock options and 1,500 shares held in a retirement account.

   (8) Includes 7,812 shares which may be acquired through the exercise of stock options.

   (9) Includes 55,520 shares owned by a family trust for which Mr. Sullivan serves as a trustee, 32,785 shares held in a trust for the benefit of Mr. Sullivan's daughter for which Mr. Sullivan serves as a trustee, 29,636 shares held in custodial accounts for Mr. Sullivan's son for which Mr. Sullivan serves as custodian and 9,375 shares which may be acquired through the exercise of stock options. Excludes shares held in a charitable foundation of which Mr. Sullivan serves as a director, as well as shares held by other trusts (of which Mr. Sullivan is not a trustee) for the benefit of Mr. Sullivan's children as to which Mr. Sullivan disclaims beneficial ownership.

   (10) Includes 5,000 shares which may be acquired through the exercise of stock options. Excludes 200 shares held in Mr. Tompkins' wife's retirement plan and 500 shares held in a trust for Mr. Tompkins' minor child as to which Mr. Tompkins disclaims beneficial ownership.

   (11) Includes 4,250 shares which may be acquired through the exercise of stock options.

   (12) Includes 336,044 shares which may be acquired through the exercise of stock options.


NOMINEES FOR ELECTION

     Albert J. Tahmoush, a director of the Company since 1981 died September 2, 1998. Mr. Tahmoush's wisdom, integrity, wise counsel and friendship are fondly and gratefully remembered. Six directors are to be elected at the Annual Meeting. Each director will serve for a term of one year or until his successor has been elected. Unless otherwise instructed, proxy holders will vote the proxies received by them for the election of the nominees named below, all of whom are currently directors of the Company. If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors for any reason may be filled by a majority of the directors then in office until the next Annual Meeting of Stockholders.

     The names of the nominees for director, together with certain information regarding them, are as follows:


NAME                                  AGE            POSITION
----                                  ---            --------
James J. Cotter (1)                    60            Chairman of the Board, Chairman of the Executive
                                                       Committee of the Board and a Director

Gregory R. Brundage (2)(4)             55            Director

Edward L. Kane (1)(2)(3)(4)            60            Chairman of the Audit and Finance Committee and of the
                                                       Conflicts Committee of the Board and a Director

Robert F. Smerling                     63            President and a Director

John W. Sullivan (1)(2)(3)(4)          64            Chairman of the Compensation Committee of the Board and
                                                       a Director

S. Craig Tompkins                      47            Vice Chairman of the Board and a Director

--------------------------
(1) Member of the Executive Committee. The Executive Committee is appointed annually by the Board of Directors and exercises the authority of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board of Directors. The Executive Committee is also responsible for recommending to the Board of Directors nominees to be elected to the Board of Directors by the stockholders or by the Board of Directors in the case of vacancies which occur between meetings of the stockholders.

(2) Member of the Audit and Finance Committee. The Audit and Finance Committee is appointed annually by the Board of Directors to recommend the selection of independent auditors, review the scope and results of the annual audit, review financial results and status, review and assess the adequacy of the Company's accounting practices, financial controls and reporting systems and assess the financial planning functions of the Company. During 1997 the Audit and Finance Committee held one meeting.

(3) Member of the Compensation Committee. The Compensation Committee is responsible for recommending to the Board of Directors remuneration for senior management and officers of the Company, recommending adoption of compensation plans and the granting of options under the Company's stock option plan. The Compensation Committee held six meetings during 1997.

(4) Member of the Conflicts Committee. The Conflicts Committee was formed in October 1997 to evaluate and make recommendations to the Board of Directors concerning matters in which the Board of Directors or management may have a conflict of interest. The Conflicts Committee held one meeting in 1997.

     During 1997, the Company's Board of Directors held five meetings. No Director attended fewer than 80% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which such Director served.

     Mr. Cotter has been Chairman of the Board of Directors since December 1991, Chairman of the Company's Executive Committee since March 1993 and a director since September 1990. Mr. Cotter has been Chairman of the Board of Craig since 1988 and a director since 1985. Mr. Cotter has been a director of Citadel since 1991, became acting Chairman in October of 1991 and was named Chairman in 1992. From October 1991 to June 1992, Mr. Cotter also served as the acting Chairman of Citadel's wholly-owned subsidiary, Fidelity Federal Bank, FSB ("Fidelity"), and served as a director of Fidelity until December 1993. Mr. Cotter is the Chairman and a director of Citadel Agricultural,

Inc. ("CAI"), a wholly-owned subsidiary of Citadel; the Chairman and a member of the Management Committee of each of the agricultural partnerships which constitute the principal assets of CAI (the "Agricultural Partnerships"); and the Chairman and a member of the Management Committee of Big 4 Farming LLC ("Farming"), a farm management company, 80% owned by Citadel and formed to manage the properties owned by the Agricultural Partnerships. From 1988 through January 1993, Mr. Cotter also served as the President and a director of Cecelia Packing Corporation ("Cecelia") (a citrus grower and packer), a company wholly-owned by Mr. Cotter, and is the Managing Director of Visalia LLC ("Visalia"), which holds a 20% interest in each of the Agricultural Partnerships and a 20% interest in Big 4 Farming LLC. Mr. Cotter has been a director and Chief Executive Officer of Townhouse Cinemas Corporation (motion picture exhibition) since 1987, and was a director of Stater Bros. Holdings Inc. and its predecessors from 1987 until September 1997.

     Mr. Brundage has been a director of the Company since May 1996. Mr. Brundage has been a Managing Director of Furman Selz Incorporated since May 1996. From June 1987 through May 1996, Mr. Brundage was a Managing Director in the Investment Banking Division of PaineWebber Inc.

     Mr. Kane has been a director of the Company since 1989 and has been Chairman of the Company's Audit and Finance Committee since October 1995 and a member and Chairman of the Company's Conflicts Committee since September 1998. Mr. Kane is a law school instructor. Mr. Kane served as Vice President of SunSurgery Corporation from February through November 1995. From February 1993 through its acquisition by Sun Healthcare Group, Inc. in February 1995, Mr. Kane served as Chairman, Chief Executive Officer and a director of Altis Outpatient Services, Inc., which owned and operated ambulatory surgical centers. Mr. Kane served as President of the Company from December 1991 through January 1993 and was President of Craig from January 1988 through January 1993. Mr. Kane is a director of BDI Investment Corporation and until June 1996, served as a director of Craig. Mr. Kane was the Chairman and President of Big 4 Ranch, Inc. ("BRI"), which holds 40% interest in each of the Agricultural Partnerships, from December 29, 1997 to October 19, 1998.

     Mr. Smerling was appointed a director in September 1997 to fill the vacancy created by the Board of Director's resolution to increase the number of directors from six to seven persons. Mr. Smerling has been President of Reading Entertainment since January 1997 and has served as President of several subsidiaries, including Reading Cinemas of Puerto Rico, Inc., since 1994. Mr. Smerling served as President of Loews Theater Management Corporation, a subsidiary of Sony Corporation, from May 1990 until November 1993. Mr. Smerling also serves as President and Chief Executive Officer of City Cinemas, a motion picture exhibitor located in New York City. City Cinemas is an affiliate of James J. Cotter and has entered into an Executive Sharing Agreement with the Company with respect to the services of Mr. Smerling.

     Mr. Sullivan has been a director of the Company since January 1981. Mr. Sullivan was Chairman of the Board of the Company from April 1986 through December 1991. He was Chief Executive Officer of the Company from January 1981 to October 1986 and was President from January 1981 until April 1986. Mr. Sullivan is engaged in real estate development.

     Mr. Tompkins has been Vice Chairman since January 1997. Mr. Tompkins has been a Director of the Company since March 1994 and was President of the Company from March 1994 through December 1996. Mr. Tompkins is also President and Director of Craig and has served in such positions since March 1, 1994. Prior thereto, Mr. Tompkins was a partner in the law firm of Gibson, Dunn & Crutcher. Mr. Tompkins has been a director of Citadel since May 1994 and a director of G&L Realty Corp., a New York Stock Exchange listed REIT (Real Estate Investment Trust), since December 1994 and currently serves as the Chairman of the Audit Committee and Chairman of the Strategic Planning Committee of that company. Since July 1995, Mr. Tompkins has been the Vice Chairman of Citadel, and currently serves as that company's Secretary/Treasurer and Principal Accounting Officer. Mr. Tompkins is also President and a Director of CAI, a member of the Management Committee of each of the Agricultural Partnerships and of Big 4 Farming LLC, and serves as an Assistant Secretary of Visalia and Big 4 Ranch, Inc.

DIRECTOR COMPENSATION

     Directors who are not employees of the Company receive an annual retainer of $24,000, except for the Chairman of the Audit and Finance Committee and the Conflicts Committee, and the Chairman of the Compensation Committee, each of whom receives an annual retainer of $26,000. The Chairman of the Board receives an annual retainer of $150,000. No separate fees are paid for meetings of the Board or committee meetings.

     During 1997, the Compensation Committee authorized the payment of a $475,000 bonus to James J. Cotter, Chairman of the Board of Directors, in recognition of his contributions to the Company's 1996 restructuring and the Company's cinema development strategy.-


                 THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES.

EXECUTIVE OFFICERS

     The names of the executive officers of the Company, other than the nominees for director, together with certain information regarding them, are as follows:

     NAME                      AGE          POSITION
     ----                      ---          --------
     David J. Brown             31          Controller
     Ellen M. Cotter            32          Vice President, Business Affairs
     Charles S. Groshon         45          Vice President, Finance
     B. John Rochester          55          Chief Executive Officer, Australian Cinema Operations
                                             and Reading Entertainment Australia Pty Limited
     James A. Wunderle          46          Executive Vice President, Chief Financial Officer and
                                             Treasurer

     Mr. Brown has been the Controller of the Company since July 1998. Prior to joining the Company, he was a senior manager with Ernst & Young LLP for more than five years.

     Ms. Cotter has been the Vice President, Business Affairs of the Company since March 1998. Ms. Cotter has held the same position with Craig since August 1996. From October 1992 through July 1996, Ms. Cotter was an attorney specializing in corporate law with White & Case, a New York law firm. Ms. Cotter is the daughter of Mr. James J. Cotter. Ms. Cotter is a member of Visalia and a limited partner in James J. Cotter, Ltd. (Mr. Cotter is the general partner), which is a general partner of Hecco Ventures I, a privately held investment partnership.

     Mr. Groshon has been a Vice President of the Company since December 1988. Prior thereto he served the Company in various accounting positions.

     Mr. Rochester has been the Chief Executive Officer of the Company's Australian cinema operations since November 1995. From 1990 through 1995, Mr. Rochester was the Managing Director of Television & Media Services Ltd. (formerly Hoyts Entertainment Ltd.). He also served in several other executive offices for that organization since 1987. Mr. Rochester has more than 21 years of experience in the motion picture exhibition industry.

     Mr. Wunderle has been Chief Financial Officer since January 1987 and Executive Vice President, Treasurer, and Chief Financial Officer since December 1988. He has been Treasurer since March 1986.

     The Company receives consulting services from Mr. Steve Wesson, President and Chief Executive Officer of Citadel since August 1994. Prior to his employment by Citadel as a consultant in 1993, Mr. Wesson was the Chief Executive Officer of Burton Properties Trust Inc., the U.S. real estate subsidiary of The Burton Group PLC, since 1989. Reading owns 31.7% of the outstanding common stock of Citadel, and receives real estate consulting services from Citadel pursuant to an agreement with that company.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities Exchange Commission (the "SEC"). The SEC rules also require such reporting persons to furnish the Company with a copy of all Section 16(a) forms they file.

     Based solely on a review of the copies of the forms which the Company received and written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its reporting persons were complied with except as follows: each of the Company's directors (Messrs. Cotter, Smerling, Tompkins, Brundage, Kane, Sullivan and Mr. Albert J. Tahmoush) and each of the Company's officers (Messrs. Wunderle and Groshon, Mr. Jack Foley and Ms. Eileen Mahady) who received options in 1997 did not file timely Form 5's disclosing the resultant change in beneficial ownership. All of the directors and officers have since filed the required reports with the SEC.

ITEM 11.  EXECUTIVE COMPENSATION

I.   Summary Compensation Table

     The following table shows, for the years ending December 31, 1997, 1996 and 1995, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to each of the most highly compensated executive officers of the Company whose compensation exceeded $100,000 in all capacities in which they served:

                                                                                                  LONG TERM
                                                              ANNUAL COMPENSATION                   AWARDS
                                                     -------------------------------------------  ---------
                                                                                   OTHER ANNUAL
                                                       SALARY          BONUS       COMPENSATION    OPTIONS
NAME AND PRINCIPAL POSITION                YEAR          ($)            ($)             ($)          (#)
------------------------------------------------     ----------     -----------  ---------------  ---------
James J. Cotter /(1)(2)/                   1997                       $475,000        $150,000     460,000
 Chairman of the Board of Directors        1996                                        150,000
                                           1995                                        150,000


S. Craig Tompkins /(2)(3)/                 1997        $180,000                                     20,000
 Vice Chairman of the Board of             1996         180,000
  Directors                                1995         180,000


Robert F. Smerling /(4)/                   1997         175,000                                     35,000
 President and Director                    1996         175,000         60,000
                                           1995         175,000


B. John Rochester/(5)/                     1997         130,000
 President and Chief Executive Officer,    1996         156,620
  Reading Entertainment Australia Pty      1995          39,155
  Limited.


James A. Wunderle                          1997         170,000          5,000                      17,000
 Executive Vice President, Chief           1996         130,000         70,000
  Financial Officer and Treasurer          1995         130,000         52,500

  (1) Mr. Cotter receives a fee for his services as Chairman of the Board of Directors of $150,000 per annum.

  (2) Does not include fees of $45,000 paid to Mr. Cotter in both 1997 and 1996 or fees of $40,000 and $35,000 paid in 1997 and 1996, respectively, to Mr. Tompkins by Citadel for services provided to Citadel.

  (3) Mr. Tompkins was appointed Vice Chairman of the Board of Directors effective January 17, 1997 and prior thereto served as President.

  (4) Mr. Smerling was appointed President of the Company effective January 17, 1997 and a Director on September 16, 1997.

  (5) Mr. Rochester's compensation is paid in Australian dollars and his base salary is A$200,000. The amounts presented in the table are based on the U.S. dollar / Australian dollar exchange rates at December 31 of the respective years presented. Mr. Rochester was retained effective November 1995. Amount set forth reflects salary for 1995.

     Mr. Tompkins is entitled to a severance payment equal to his annual base salary and continuation of medical and insurance benefits in the event that his employment is involuntarily terminated and no change in control of the Company has occurred. Mr. Tompkins is entitled to a severance payment equal to two years annual salary in the event that a change in control of the Company occurs.

     Mr. Rochester is employed under the terms of an employment contract with an initial term of two years beginning January 1, 1996, with automatic renewal terms of one year each. The agreement provides for an incentive payment to Mr. Rochester after the fourth anniversary of the agreement, based on a multiple of cash flow of the Company's Australian theater operations. Under the agreement, in the event Mr. Rochester's employment is terminated by the Company without cause, he will be entitled to receive such incentive payment plus 17 payments, each equal to his monthly remuneration, if such termination is during the initial term, or 11 such monthly payments if such termination is after the initial term. Mr. Rochester is entitled to receive a lump sum distribution of such amounts, as applicable, if the Company and Craig both withdraw from any material investment or involvement in the Australian operations and he is not granted employment under comparable terms.

     Messrs. Smerling, Wunderle and Groshon are entitled to receive payment equal to twelve, twelve and nine months, respectively, of annual base salary in the event their individual employment with the Company is involuntarily terminated.

II.  Option Grant Table

   As of December 31, 1997, the Company had options outstanding under two Stock Option Plans, the 1992 Non-qualified Stock Option Plan (the "1992 Plan") and the 1997 Equity Incentive Plan (the "1997 Plan"). Each plan was approved by shareholders in the year of adoption. The 1997 Plan reserved 200,000 shares for grant and provides for one-fourth of the options granted to be exercisable on the first anniversary of the date of grant, and an additional one-fourth on each subsequent anniversary, unless the Compensation Committee of the Board of Directors, in its discretion, decides otherwise.

   The 1992 Plan reserved 500,000 shares for grant and provides for one-third of options granted to be immediately exercisable, one-third exercisable on the first anniversary of the date of grant, and the final one-third exercisable upon the second anniversary date of the date of grant unless the Compensation Committee, in its discretion, decides otherwise.

                    OPTION / SAR GRANTS IN LAST FISCAL YEAR
                    ---------------------------------------

                                                                                       POTENTIAL REALIZABLE VALUE AT
                                                                                           ASSUMED ANNUAL RATES OF
                                                                                        STOCK PRICE APPRECIATION FOR
                             INDIVIDUAL GRANTS *                                               OPTION TERM
------------------------------------------------------------------------------------  -------------------------------
                          NO. OF         % OF TOTAL
                        SECURITIES        OPTIONS          EXERCISE
                        UNDERLYING       GRANTED TO           OR
                          OPTIONS       EMPLOYEES IN      BASE PRICE    EXPIRATION
        NAME              GRANTED       FISCAL YEAR          ($)           DATE           5% ($)           10% ($)
---------------------  ------------    --------------    -----------   -----------   -------------    ---------------
James J. Cotter           110,000          17.61%           12.80       4/18/2007        652,551         1,873,084

James J. Cotter           260,000          41.63%           12.80       4/18/2007      1,542,395         4,427,290

James J. Cotter            90,000          14.41%           12.80       4/18/2007        533,906         1,532,523

Ellen M. Cotter            10,000           1.60%           12.80       4/18/2007         59,323           170,280

Robert F. Smerling         35,000           5.60%           12.80       4/18/2007        207,630           595,981

S. Craig Tompkins          20,000           3.20%           12.80       4/18/2007        118,646           340,561

James A. Wunderle          17,000           2.72%           12.80       4/18/2007        100,849           289,477

   * Does not include 20,000 options granted in October 1997 to Mr. Steve Wesson, President of Citadel, as an officer of a wholly-owned subsidiary of the Company. Such options provide for an exercise price of $12.875 per share and are subject to a four year vesting schedule.

     Options granted under both the 1992 Plan and the 1997 Plan must have exercise prices equal to or greater than 100% of the fair market value of the underlying shares on the date of grant and expire ten years from the date of grant and may contain certain other terms and conditions as determined by the Compensation Committee. All of the options granted to executive officers other than Mr. Cotter were from the 1997 Plan. Shareholders of the Company approved a grant of options on September 16, 1997 to James J. Cotter, Chairman of the Board of Directors of the Company (the "Cotter Options"). The Cotter Options are divided into three groups: options (the "Basic Options") to purchase up to 110,000 shares of Common Stock, which become exercisable in four equal installments commencing one year from the date of grant; options (the "Convertible Preferred Options") to purchase up to 260,000 shares of Common Stock, which become exercisable over a similar vesting schedule, but only in proportion to the number of shares of Convertible Preferred Stock which are converted into Common Stock; and options (the "Asset Put Options") to purchase up to 90,000 shares of Common Stock which become exercisable over a similar vesting schedule, but only in proportion to the number of shares of Common Stock which are issued pursuant to an asset put option which permits Citadel to require the Company to acquire substantially all of Citadel's assets in return for Common Stock. All shares granted under the Cotter Options have an exercise price of $12.80 per share.

III. Option Exercises and Year-End Table

     The following sets forth information with respect to the options held by the persons named in the Summary Compensation Table above as of December 31, 1997. No options were exercised by such persons during the fiscal year ended December 31, 1997 and none of the options held by such persons at December 31, 1997 had exercise prices which were below the market price of the Common Stock as of that date. All of such options had an exercise price of $12.80 per share except for 265,232 held by Mr. Cotter which have an exercise price of $14.00 per share.

                         FISCAL YEAR-END OPTION VALUES

                                              NUMBER OF
                                          UNEXERCISED OPTIONS
                                              AT 12/31/97
                                         ---------------------
                                           # EXERCISABLE /
               NAME                         UNEXERCISABLE
               ----------------------    ---------------------
               James J. Cotter (1)        265,732 /    460,000
               Ellen M. Cotter                  0 /     10,000
               S. Craig Tompkins                0 /     20,000
               Robert F. Smerling               0 /     35,000
               James A. Wunderle                0 /     17,000

   (1) Mr. Cotter's unexercisable options include all of the Convertible Preferred Options, Asset Put Options and the Basic Options.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       Mr. Sullivan, Chairman of the Compensation Committee, served as the President and Chief Executive Officer of the Company from 1981 through 1986. Mr. Kane, also a member of the Compensation Committee, served as President of the Company from December 1991 through January 1993.

       Messrs. Cotter and Tompkins each have a 1.6% beneficial interest and the Company a 26% beneficial interest in BRI. Edward L. Kane, a member of the Compensation Committee served as Chairman and President of BRI from December 29, 1997 to October 19, 1998.

CERTAIN TRANSACTIONS

     In 1997 the Company's Board of Directors voted to waive the transfer restrictions imposed by the provisions of the Company's capital stock to the extent necessary to permit Craig to acquire additional shares of the Company's capital stock. The transfer provisions prohibit a party from acquiring more than 4.75% of the Company's outstanding capital stock without the permission of the Company's Board of Directors and are intended to assure the continuing availability of the Company's federal tax loss carryforwards by precluding a change in control which could limit the value of the carryforwards. Prior to granting the waiver of the restrictions, the Board of Directors had determined that acquisition of the shares by Craig would not affect the continuing availability of the Company's federal tax loss carryforwards.

     The Company acquired the Angelika Film Center (the "AFC") in Manhattan in 1996. The theater is owned jointly by the Company and Sutton Hill, a partnership affiliated with City Cinemas, a Manhattan-based theater operator owned in equal parts by Mr. James J. Cotter, the Company's Chairman, and Mr. Michael Forman. A company controlled by Mr. Forman and his family beneficially own 12.5% of Craig's currently outstanding capital stock.

     City Cinemas manages the AFC and two other domestic cinemas owned by the Company pursuant to management agreements. The provisions of the AFC management agreement were reviewed and approved by the Board of Directors in 1996 and the provisions of the management agreements for the other domestic theaters were reviewed and approved by the Conflicts Committee in 1997. Management fees paid to City Cinemas pursuant to the management agreements totaled $370,000 in 1997.

     Mr. Smerling serves as President of the Company and City Cinemas. The Company and City Cinemas entered into an Executive Sharing Agreement pursuant to which Mr. Smerling provides services to both the Company and City Cinemas and the cost of such services is shared by the parties, if such costs cannot be allocated directly to such parties. John Foley, Vice President-Marketing of the Company during 1997 also served as Vice President of City Cinemas during such period.

     The Company utilizes the services of certain Citadel employees, including the President and Chief Executive Officer of Citadel, for real estate advisory services. The Company pays Citadel for such services at a rate which is believed to approximate the fair market value of such services which amount totaled $240,000 in 1997.

     In 1996 and January 1997 the Company loaned Robert F. Smerling, President of the Company, a total of $70,000 pursuant to a promissory note payable upon demand. The note is interest free and all amounts borrowed remain outstanding.

     On December 29, 1997, Citadel capitalized a wholly-owned subsidiary, BRI, with a cash contribution of $1.2 million and then distributed 100% of the shares of BRI to Citadel's common shareholders of record as of the close of business on December 23, 1997, as a spin-off dividend. The Company received 1,564,473 shares or 23.4% of BRI. In 1998, the Company increased its ownership interest in BRI to 33.4%. Also in 1998, Cecelia Packing, owned by Mr. Cotter and a trust of which Mr. Tompkins is the trustee for the benefit of one of his children each acquired from a single seller shares representing an additional 1.6% of the outstanding shares of BRI or an aggregate total of 3.2% of the outstanding shares of BRI. The Board of Directors and executive officers of BRI were initially comprised of Edward L. Kane, a director of the Company and two Craig directors. On October 19, 1998, Mr. Kane resigned his positions and was replaced by a Craig director. Mr. Kane received a total of $8,330 for his services to BRI in 1998.

     Also in December 1997, BRI (owning 40%), Citadel (owning 40%) and Visalia entered into three general partnerships in December 1997, which partnerships on December 31, 1997 acquired certain agricultural property (purchase price amounting to approximately $7.6 million). The acquisition was financed by a ten year purchase money mortgage in the amount of $4.05 million, a line of credit from Citadel and pro-rata contributions from the partners. Through its holdings in BRI and Citadel, the Company owned approximately 18.8% of such partnerships at December 31, 1997. During 1998, the Company increased its ownership of such partnerships to approximately 26% as a result of the acquisition of additional shares in Citadel and BRI. Visalia is a limited liability company controlled by Mr. Cotter, the Chairman of the Board of the Company, and owned by Mr. Cotter and certain members of his family including Ellen M. Cotter, an officer of the Company.

     The Partnerships have each retained Big 4 Farming LLC (owned 80% by Citadel and 20% by Visalia) to farm their properties. Certain officers and directors of the Company are officers, directors or management committee members of Citadel, BRI, Big 4 Farming and/or the Agricultural Partnerships. Mr. James J. Cotter is the Chairman and a Director of the Company and is also Chairman of the management committees of Big 4 Farming and each of the Agricultural Partnerships. Mr. Tompkins is the Vice Chairman and a Director of Citadel and the Company, the Principal Accounting Officer of Citadel, and a member of the management committees of Big 4 Farming and of each of the Agricultural Partnerships. As an administrative convenience, Mr. Tompkins also serves as an assistant secretary of BRI and Visalia for which he receives no compensation.

               COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                            REPORT ON COMPENSATION

At the present time, the Compensation Committee of the Company is composed of two directors, Mr. Edward L. Kane and Mr. John W. Sullivan. Under applicable SEC rules, the Compensation Committee is required each year to report to the stockholders concerning the Company's compensation policies.

     GENERAL STATEMENT: The Company is in a transitional stage. It is currently endeavoring to expand its operations in the Beyond-the-Home segment of the entertainment industry principally through the acquisition and/or development of multiplex cinemas and cinema based entertainment centers and is moving away from its historic non-entertainment oriented assets and operations. In October 1996, the Company substantially increased its capital base, with the intention of ultimately deploying that capital in the Beyond-The-Home Entertainment sector. It is anticipated that a significant portion of this additional capital will ultimately be deployed outside of the United States. In light of this expansion oriented business plan, the Compensation Committee recognizes that compensation paid to executives may be disproportionate to revenues pending full deployment and leveraging of its cash assets.

          The Compensation Committee recognizes that in order to successfully implement and consummate this growth oriented business strategy, the Company must attract and retain highly skilled executive employees capable not only of effectively administering existing operations, but also of building systems, developing opportunities and expanding operations on an international basis. Since the Company's line of business is both changing and expanding, the Compensation Committee views the scope of responsibilities of the individuals occupying executive positions in the Company and the success of these individuals in carrying out their responsibilities to be the most relevant factor in determining compensation rather than comparisons with businesses in similar historical lines of business or which may currently be of a similar revenue size. Other factors considered in establishing compensation of the Company's officers include qualitative factors relating to the Company's progress in achieving its business plan, personal performance and the amount which must be paid in the market in order to attract management capable of achieving the Company's business plan.

          Generally speaking, for fiscal 1997, the Compensation Committee has relied principally upon the recommendations of the Company's Chairman, Mr. James J. Cotter, with respect to matters relating to the compensation of the Company's employees, including its senior executives. While in past years, when the Company's operations were less wide spread geographically and its employees and executives less numerous, the Compensation Committee (or predecessor committees performing similar functions) and the Board of Directors were more involved in general compensation matters. In 1997, a decision was made that the establishment of employee compensation levels should, in the first instance, be the responsibility of management and that the establishment of compensation arrangements with respect to senior executives should, again in the first instance, be the responsibility of the Chairman. Under this approach, the Compensation Committee, and the Board of Directors serves principally as a sounding board for the Chairman and focuses its independent attention on the job performance of the Chairman and on the compensation to be paid to the Chairman.

          In 1997, base salaries and bonuses for all senior executive officers were reviewed by the Chairman with the members of the Compensation Committee. The bonus paid to the Chairman was reviewed and approved by the entire Board of Directors (with Mr. Cotter abstaining) after approval by the Compensation Committee.

          The Compensation Committee was advised by the Chairman that base salary for 1997 was based on the Chairman's view of comparable compensation for positions requiring similar skills and capabilities and reflects the performance of the executive in fulfilling his or her duties. Base salary for this period did not directly reflect the financial performance of the Company. In addition, officers and other employees may be awarded bonuses in the discretion of the Chairman, subject to the review of the Compensation Committee in the case of bonuses paid to senior executive officers. Such bonuses are typically totally discretionary, and not a part of any employment agreement. The Compensation Committee is advised by the Chairman that factors considered in the past have included the extent to which the duties of particular officers have required time commitments materially beyond those contemplated at the time the base compensation for such officer was established, the identification and successful acquisition or development, as the case may be, of new business opportunities, resolution of significant litigation, and effectiveness in promoting the Company's business plan.

     DOMESTIC COMPENSATION PLANS: In 1997, the Company adopted an Incentive Compensation Plan, with respect to its US based executives, which included the grant of stock options and established a pool of funds for distribution in the form of cash bonuses if certain goals were met. The stock options were priced at $12.80 per share, which reflected the book value of the Company's shares at the time of such grant. At the time of grant, the Company's shares traded at approximately $11.50 per share. Since the issuance of the options, the Company's shares have traded as high as $14.50 and as low as $7.00 on October 12, 1998. At the time of this report, the Company's Common Stock is trading at approximately $9.00. The options are described in greater detail in the Proxy Statement, of which this report is a part.

          The cash bonus portion of the Incentive Compensation Plan was tied to the development of new domestic cinemas. If the maximum goal had been achieved, $300,000 could have been distributed to the executives of the Company. However, as none of the goals established for 1997 were satisfied, no cash bonuses have been paid out under this program, and it is unlikely that any cash bonuses will be paid out under the terms of the plan adopted for 1997. This portion of the Incentive Compensation Plan has not been renewed for 1998 or 1999.

          Certain discretionary bonuses were paid to certain officers and employees. The amounts paid to executive officers are detailed elsewhere in the Proxy Statement which this report accompanies. These bonuses were the product, with respect to all officers other than the Chairman, Vice Chairman and President, of discussions between the, Chairman, Vice Chairman and President, and were reviewed with the Compensation Committee. No bonuses were paid in 1997 to the Vice Chairman or the President of the Company. The Compensation of the Chairman is discussed in further detail below. No increases in base compensation were approved or implemented in or with respect to Fiscal 1997 for the Chairman, Vice Chairman or President of the Company.

     AUSTRALIAN COMPENSATION PLAN: The compensation of the Company's Australia based executives is determined by the Board of Directors of Reading Entertainment Australia, Pty. Limited, the Company's wholly-owned Australian subsidiary ("Reading Australia"). At the present time, that Board of Directors consists of Messrs James J. Cotter, S. Craig Tompkins, Robert Smerling, James A. Wunderle and John Rochester. Currently, there is no plan in place with respect to the bonuses to be paid to such individuals, however, the Company has from time to time negotiated specific bonuses with individual executives tied to the achievement of specific goals on an ad hoc basis with such individual executives. Also, each of the current key executives has, under his contract with Reading Australia, an incentive compensation arrangement under which he is entitled to receive, generally speaking, between 1% and 2.5% of the increased value of Reading Australia, after deduction for equity contributed by the Company and debt, over the term of his tenure with the Company. To date, interests representing in the aggregate 4.5% of such increased value have been awarded to Australia based executives.

          As a practical matter, the Board of Directors of Reading Australia places great weight upon the recommendations of Mr. Cotter, and has historically deferred to his judgment in the matter of compensating Australia based executives. Compensation and bonus levels for Australia based executives were established by Mr. Cotter for Fiscal 1997.

     COMPENSATION OF CHIEF EXECUTIVE OFFICER: Mr. Cotter is the principal executive officer of the Company and has therefore served in a capacity similar to the chief executive officer of the Company.

     At the time Mr. Cotter became the Chairman of the Board of Directors in December 1991, the Board of Directors approved a resolution which provided that the Chairman of the Board is to receive an annual retainer of $150,000. In 1992, Mr. Cotter was granted options representing approximately 5% of the outstanding common shares of the Company, priced at $14.00 per share. The amount of the retainer and the stock options were based upon the Board's belief that compensation in this amount was appropriate for an executive of Mr. Cotter's experience and background and his anticipated role in the redirection of the Company's operations. Payment of such retainer is not dependent upon or related to the financial performance of the Company. The base compensation paid to Mr. Cotter has not been reviewed or revised since 1991, however, the shareholders of the Company did approve a grant to Mr. Cotter of additional options in 1997, such grant designed to maintain Mr. Cotter's interest in the Company at the 5% level and reflecting the issuance of additional shares and convertible securities by the Company in 1996. In addition, a $475,000 bonus was paid to Mr. Cotter in 1997 in recognition of his contributions to the Company's 1996 restructuring and the Company's cinema development strategy. It is not unlikely that a review of Mr. Cotter's compensation package will be forthcoming in the near term. No assurances can be given that the Company will be able to continue to retain Mr. Cotter's services at his current compensation levels.


John W. Sullivan, Chairman
Edward L. Kane

PERFORMANCE GRAPH

     The following line graph compares the cumulative total stockholder return on Reading Company's Class A Common Stock from December 31, 1992 through October 15, 1996 and Reading Entertainment, Inc.'s Common Stock from October 16, 1996 through December 31, 1997 against the cumulative total return of the Center for Research in Securities Prices ("CRSP") Total Return Index for the Nasdaq National Market (U.S. Companies), the cumulative total return of the Company's current peer group, the CRSP Total Return Index for Nasdaq, New York Stock Exchange (NYSE), and American Stock Exchange ("AMEX") Companies in the SIC Group Code 7830-7839 (motion picture theaters and allied businesses), and the cumulative total return of the Company's former peer group, the CRSP Total Return Index for Nasdaq Companies in the SIC Group Code 6500-6599 (real estate) over the same period. The graph assumes a one hundred dollar ($100) investment on December 31, 1992 and reinvestment of all dividends on a daily basis.

     The Company has in the past measured its performance against that of the real estate industry in the compilation of this graph; that information is presented here for continuity to prior periods. In light of recent developments in the direction of the Company and its entry into the "Beyond-the-Home" segment of the entertainment industry, management believes current performance is more appropriately compared to the new peer group and has chosen to use results from all the major markets in order to present as comprehensive a comparison as is available.

------------------------------------------------------------------------------------------------
                                                   1992    1993    1994    1995    1996    1997
------------------------------------------------------------------------------------------------
Reading Company \ Reading Entertainment, Inc.     100.00  113.20  117.10   96.10  107.90  134.20
------------------------------------------------------------------------------------------------
Nasdaq Stock Market (US Companies)                100.00  114.80  112.20  158.70  195.20  239.60
------------------------------------------------------------------------------------------------
Nasdaq SIC Codes 6500 - 6599 (Real Estate)        100.00  110.60  112.30  123.00  146.50  192.00
------------------------------------------------------------------------------------------------
NYSE/AMEX/Nasdaq Stock Markets (US Companies)     100.00  111.20  110.70  150.90  182.90  239.50
------------------------------------------------------------------------------------------------
NYSE/AMEX/Nasdaq SIC Codes 7830 - 7839 (Motion    100.00  118.30  118.00  148.30  169.50  193.00
Picture Theaters)
------------------------------------------------------------------------------------------------
Baseline                                          100.00  100.00  100.00  100.00  100.00  100.00
------------------------------------------------------------------------------------------------

                        INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's financial statements for the year ended December 31, 1997 were examined by Ernst & Young LLP, certified public accountants. The Company has been advised by Ernst & Young LLP that none of its members has any financial interest in the Company. Ernst & Young LLP has served as the Company's independent public accountants since the Company's fiscal year ended December 31, 1981. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     In addition to performing customary audit services, Ernst & Young LLP assisted the Company with the preparation of its federal tax return. Ernst & Young LLP charged the Company for such services at its customary billing rates. Material non-audit services are approved by the Audit and Finance Committee after review of the nature of and amount of expense and the potential effect on the independence of the accountants.


                                 ANNUAL REPORT

     Copies of the Company's Annual Report for its fiscal year ended December 31, 1997 (the "Annual Report") and quarterly report for the three and nine-month periods ending September 30, 1998 are enclosed.


                             STOCKHOLDER PROPOSALS

     Any stockholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Company's proxy statement for its 1999 Annual Meeting of Stockholders, must deliver such proposal in writing to the Secretary of the Company at the Company's principal executive offices at One Penn Square West, Suite 1300, Philadelphia, Pennsylvania 19102, no later than July 27, 1999.

     The Board of Directors will consider written nominations for directors from stockholders. Nominations for the election of directors made by the stockholders of the Company must be made by written notice delivered to the Secretary of the Company at the Company's principal executive offices not less than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders at which directors are to be elected. Such written notice must set forth, among other things, the name, age, address, principal occupation or employment, the number of shares of the Company's Common Stock owned by such nominee and such other information as is required by the proxy rules of the SEC with respect to a nominee of the Board of Directors. Nominations not made in accordance with the foregoing procedure will not be valid.


                                 OTHER MATTERS

     The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the Notice of Annual Meeting, but if any matters are properly presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment.

                                    By Order of the Board of Directors,


                                    Robert F. Smerling, President


Dated: November 24, 1998

                       PROMPTLY COMPLETE AND RETURN THE
                      PROXY/VOTING INSTRUCTION FORM BELOW
                           IN THE ENVELOPE PROVIDED

                   Carefully fold & detach along perforation
--------------------------------------------------------------------------------
________________________________________________________________________________

                         PROXY/VOTING INSTRUCTION CARD
                          READING ENTERTAINMENT, INC.

   The undersigned hereby appoints James J. Cotter, S. Craig Tompkins and Robert
 F. Smerling and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Reading Entertainment, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m., prevailing time, at the Regal Biltmore Hotel, 506 South Grand Avenue, Los Angeles, California for the following purposes and any adjournment thereof, as follows:
   1. Election of Directors (Mark only one box)

       [_] Vote FOR all nominees listed below.        [_] Vote WITHHELD from all
           (except as marked to the contrary below).      nominees.


           INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE FOLLOWING
           LIST:

           James J. Cotter, Gregory R. Brundage, Edward L. Kane, Robert F. Smerling, John W. Sullivan and S. Craig Tompkins.

 2. In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment thereof.

                                    (continued, and to be signed, on other side)

________________________________________________________________________________

                       PROMPTLY COMPLETE AND RETURN THE
                      PROXY/VOTING INSTRUCTION FORM BELOW
                           IN THE ENVELOPE PROVIDED

                   Carefully fold & detach along perforation
--------------------------------------------------------------------------------
________________________________________________________________________________

                          (continued from other side)


  PLEASE SIGN, DATE,
  DETACH AND RETURN
  THIS PROXY, USING THE
  ENCLOSED POSTAGE
  PREPAID REPLY ENVELOPE.

                                 Dated ______________ SIGN HERE ________________
                                 When signing as attorney, executor,
                                 administrator, trustee or guardian, please give full title as such. If the signer is a corporation, sign the full corporate name by duly authorized officer.

________________________________________________________________________________